CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            ENRON OIL & GAS COMPANY

      Enron Oil & Gas Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that:

      The amendment to the Company's Restated Certificate of Incorporation set forth in the following resolution approved by the Company's Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

      "NOW THEREFORE, IT IS RESOLVED, that the Board of Directors recommends that the Restated Certificate of Incorporation of the Company be amended by deleting the Fourth Article, and substituting the following therefor:

            "FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is eighty million (80,000,000) shares of Common Stock, without par value (hereinafter referred to as "Common Stock").

            B. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote."

      IN WITNESS WHEREOF, Enron Oil & Gas Company has caused this Certificate to be signed and attested by its duly authorized officers, this 5th day of May, 1993.



ENRON OIL & GAS COMPANY                   ATTEST:


By:   /S/ FORREST E. HOGLUND              /S/ DENNIS M. ULAK
      Forrest E. Hoglund                           Dennis M. Ulak
      Chairman, President and             Vice President and General Counsel
      Chief Executive Officer                   and Assistant Secretary